UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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Steel Connect, Inc.

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[The following communication was made available by Steel Connect, Inc. to its investors.]

Steel Connect, Inc.

Annual Meeting of Stockholders to Be Held September 30, 2022

Frequently Asked Questions

August 25, 2022

The following discussion summarizes frequently asked investor questions in connection with the Agreement and Plan of Merger, dated as of June 12, 2022 (the “Merger Agreement”), by and among Steel Connect, Inc. (“Steel Connect,” “we,” “us” or “our”), Steel Partners Holdings L.P. (“Steel Partners”) and SP Merger Sub, Inc. (“Merger Sub”), pursuant to which, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into Steel Connect, with Steel Connect continuing as the surviving entity and becoming a wholly-owned subsidiary of Steel Partners (the “Merger”). This discussion directs readers to material filed by Steel Connect with the Securities and Exchange Commission (the “SEC”). For additional information, please see Steel Connect’s definitive proxy statement filed with the SEC on August 22, 2022 (the “proxy statement”).

Q:	Why is Steel Partners seeking to acquire the shares of Steel Connect common stock that it does not already own? And why now?

A:	Since Steel Partners (or entities it controlled) went public in 2009, it has taken private a number of public companies in which it held equity ownership, including SL Industries Inc., Del Global Technologies Corp, Adaptec (which became Steel Excel Inc.), Handy & Harman Ltd, iGo, Inc., BNS Holding Inc., WebFinancial Holdings Inc. and JPS Industries Inc.

Steel Partners believes, in light of the current risks and uncertainties relating to Steel Connect’s prospects and the market, economic and other risks, that it is in the best interests of both Steel Connect and Steel Partners for Steel Connect to operate as a wholly owned subsidiary of Steel Partners. Steel Partners believes that as a wholly owned subsidiary, Steel Connect will have greater operational and business flexibility, and Steel Connect’s management will have the ability to concentrate more effectively on operational matters and long-term growth.

In addition, by becoming a wholly owned subsidiary of Steel Partners, Steel Connect will be immediately relieved of expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the federal securities laws of the U.S., including the Exchange Act and Sarbanes-Oxley Act of 2002, which requirements instead will be handled by Steel Partners. Moreover, Steel Partners intends to integrate and rationalize various aspects of the managerial and legal structures of Steel Connect with those of other members of the Steel Partners corporate group, as well as to achieve economies of scale with respect to purchasing and treasury management functions. Finally, as a wholly owned subsidiary of Steel Partners, Steel Connect may be in a position to better utilize its deferred tax assets, which are largely, if not entirely, unavailable to Steel Connect as a stand-alone enterprise, as described in more detail below.

Steel Partners has undertaken to pursue the Merger at this time in order to begin to realize the benefits set forth above as expeditiously as possible, as a large portion of the expenses of Steel Connect operating separately is borne by Steel Partners (in its capacity as the largest stockholder of Steel Connect). In addition, Steel Partners was motivated by the fact that Steel Connect was willing at this time to enter into the Merger Agreement at the per share merger consideration negotiated by the Special Committee.

Please see “Special Factors—The Parent Group Members’ Purposes and Reasons for the Merger” beginning on page 43 of the proxy statement.

Q:	What is the amount of Steel Connect’s U.S. federal net operating loss carryforwards (“NOLs”) and when do they expire?

A:	As of July 31, 2021, Steel Connect had estimated NOLs for U.S. federal income tax purposes of approximately $2.1 billion, approximately 87% of which expire on July 31, 2023. Steel Connect expects to generate an additional $104 million of NOLs during FY 2022.

In addition, Steel Connect has state tax law NOLs; however, Steel Connect management expects to realize little benefit from its state tax law NOLs due to limitations on the ability to use those NOLs.

Q:	What limitations impair Steel Connect’s ability to realize the benefits of the NOLs?

A:	Steel Connect’s past operations generated significant NOLs. On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act was enacted in response to the COVID-19 pandemic which among, other things, amended the treatment of NOLs.

Under federal tax law, for NOLs arising in tax years beginning before January 1, 2018, a taxpayer generally can use NOLs and certain related tax credits to reduce ordinary income tax paid in the prior two tax years or on future taxable income for up to 20 years, at which point they expire. NOLs and certain related tax credits that are not used in any particular year to offset taxable income may be carried forward for use in future years until they expire.

For NOLs arising in tax years beginning after December 31, 2017 and before January 1, 2021, a taxpayer is allowed to carryback such NOLs to each of the five taxable years preceding the taxable year of such losses and generally can use such NOLs and certain related tax credits to reduce ordinary income tax paid on future taxable income indefinitely; however, NOLs arising in tax years beginning after December 31, 2020 cannot be used to reduce ordinary income tax paid in prior tax years but may be carried forward indefinitely (subject to the 80% limitation detailed below).

In addition, the deduction for NOLs arising in tax years beginning after December 31, 2020 is limited to 80% of taxable income for any tax year (computed without regard to the NOL deduction). NOLs arising in tax years beginning before January 1, 2018, are referred to herein as “Current NOLs.”

Steel Connect had net NOL carryforwards for federal income tax purposes of approximately $2.1 billion at July 31, 2021, substantially all of which arose in tax years ending at or before July 31, 2018. We cannot estimate with certainty the exact amount of NOLs that we will be able use to reduce future income tax liability because we cannot predict the amount and timing of our future taxable income. Given Steel Connect’s projected financial results, as described on page 49 of the proxy statement, and taking into account numerous limitations under U.S. tax law (including Section 382 discussed below), Steel Connect management and its board of directors believe, based on the advice of the company’s tax advisors, that it is likely the vast majority of its NOLs will expire unused if Steel Connect were to remain a standalone publicly-traded company.

In addition, as discussed further below, Steel Connect’s ability to utilize its NOLs to offset future taxable income may be significantly limited if Steel Connect were to experience an ownership change under U.S. tax law.

Q:	How is Steel Connect’s ability to realize the benefits of the NOLs affected by an “ownership change” within the meaning of Section 382 of the Internal Revenue Code?

A:	Steel Connect’s ability to utilize its NOLs to offset future taxable income would be significantly impaired if Steel Connect were to experience an “ownership change,” as determined under Section 382 of the Internal Revenue Code (the “Code”). Under Section 382, an “ownership change” occurs if one or more stockholders or groups of stockholders that each owns (or is deemed to own) at least 5% of our common stock increases their aggregate ownership by more than 50 percentage points over its lowest ownership percentage within a rolling three-year period. If an ownership change was to occur, Section 382 would impose an annual limit on the amount of NOLs that Steel Connect can use to offset taxable income equal to the product of the total value of its outstanding equity immediately prior to the ownership change (reduced by certain items specified in Section 382) and the federal long-term tax-exempt interest rate in effect for the month of the ownership change (currently 2.54% for September 2022). Several complex rules apply to calculating this annual limit.

If an ownership change were deemed to have occurred, the limitations imposed by Section 382 would significantly limit Steel Connect’s ability to use its NOLs to reduce future income tax liability and result in a material amount of the Current NOLs expiring unused.

The ability of Steel Connect to use its Current NOLs in future years will depend upon the amount of the company’s U.S. federal taxable income, which is currently limited to the operations of ModusLink Corporation (“ModusLink”), a wholly owned subsidiary of Steel Connect and its sole operating business unit. If Steel Connect does not have sufficient federal taxable income in future years to use the Current NOLs before they expire, Steel Connect will lose the benefit of the Current NOLs permanently. In addition to the generation of future federal taxable income, Steel Connect’s ability to use its Current NOLs may depend significantly on its success in identifying suitable acquisition or investment candidates, and once identified, successfully consummating an acquisition of and/or investment in these candidates that can be financed with Steel Connect’s balance sheet and earnings power—and to do so without effecting an ownership change under Section 382.

In addition, it is unlikely that any party other than Steel Partners could make a significant equity investment in or acquire Steel Connect without triggering the loss of the NOLs under the ownership change provisions of Section 382 and related tax regulations.

For the reasons described above, (a) Steel Connect’s NOLs have little to no expected value to Steel Connect as a standalone publicly-traded company, and (b) Steel Connect has no ability to monetize its NOLs in a sale to a third party, and as such, the NOLs have little to no expected value to any such third party. Moreover, as discussed below, given the near-term expiration of $1.8 billion of the NOLs and the fact that Steel Partners has other tax attributes, the value of Steel Connect’s tax attributes, even as a wholly owned subsidiary of Steel Partners, is uncertain.

Q:	Why did Steel Connect and Steel Partners not agree to a contingent value right connected to Steel Partners’ ability to utilize the NOLs (a “Tax CVR”)?

A:	As discussed in “Special Factors—Background of the Merger” in the proxy statement beginning on page 17, during the course of its negotiations with Steel Partners, the Special Committee attempted to extract value from the NOLs through a Tax CVR. Steel Partners’ best proposal with respect to a Tax CVR was (i) capped at $0.15 per share and contingent on specific usage parameters that substantially limited the potential benefit of the Tax CVR to the minority stockholders, (ii) coupled with lower upfront cash consideration and (iii) accompanied by the stipulation that the Special Committee agree to eliminate the majority of the minority vote on which Steel Partners had conditioned in its original proposal. The Special Committee and its advisors discussed this proposed structure and, given the uncertainties regarding NOL usage, the complexity and limitations of the proposed Tax CVR, and the near-term expiration of a material portion of Steel Connect’s NOLs, as described above, the Special Committee determined that the proposal did not provide sufficient potential upside or certainty of value to justify a reduction in the upfront cash consideration relative to the alternative structure that was ultimately agreed upon ($1.35 of cash and a ModusLink CVR). The Special Committee also did not support eliminating the majority of the minority vote condition.

In assessing the potential value of the NOLs to Steel Partners, the Special Committee and its representatives considered, among other things, (i) the near-term expiration of approximately $1.8 billion of NOLs in FY 2023, (ii) the fact that Steel Partners has its own tax attributes to utilize in the same period, which created additional uncertainty regarding the potential for future utilization of Steel Connect’s NOLs by Steel Partners and (iii) the minority stockholders’ ability to extract value from a Tax CVR based on the constructs and limitations of the Tax CVR proposed by Steel Partners. The Special Committee and its advisors also considered that Steel Partners is the only potential acquiror of Steel Connect that can utilize the NOLs after an acquisition without triggering limitations under Section 382 of the Code, as discussed above. Finally, the Special Committee considered the prospects of Steel Connect operating as a standalone platform, the challenges that ModusLink has historically faced and the certainty of value to the minority stockholders based on the structure that was ultimately agreed upon.

Q:	What efforts has Steel Connect undertaken to sell is operating subsidiary, ModusLink Corporation (“ModusLink”)?

A:	Steel Connect has undertaken extensive efforts to sell ModusLink. Commencing in August 2018, Steel Connect engaged a financial advisor to assist in the potential sale of ModusLink, including identifying, evaluating and contacting potential purchasers of ModusLink. As part of that process:

●	the financial advisor contacted approximately 230 potential strategic and financial buyers beginning in January 2019;

●	Steel Connect received seven indications of interest (two from potential strategic buyers and five from potential financial buyers); and

●	in addition to the indications of interest referenced above, a third potential strategic buyer (“Company X”) expressed interest informally in acquiring only a portion of the ModusLink business.

Following further due diligence, the potential strategic buyers (other than Company X) withdrew from the process, and three of the potential financial buyers submitted letters of intent. These letters of intent were based on valuations for ModusLink of up to $20 million, which Steel Connect determined to be insufficient. Steel Connect advised Company X that it was not interested in divesting only a portion of ModusLink at that time.

In late January and early February 2020, Steel Connect instructed the financial advisor to recommence its efforts to market ModusLink. The financial advisor contacted more than 20 potential buyers, including parties that submitted indications of interest in the 2019 process. This effort resulted in no written offers or indications of interest.

Please see “Special Factors—Background of the Merger” beginning on page 17 of the proxy statement for additional information.

Q:	What other proposals did Steel Connect evaluate with respect to ModusLink?

A:	Over the course of 2019, 2020 and 2021, Steel Connect received several inbound inquiries about a potential transaction involving ModusLink. None of these inquiries resulted in formal proposals or progressed beyond preliminary discussions.

In June 2019, Company X submitted a proposal to acquire four of ModusLink’s facilities for $50 million. After performing further due diligence and preliminary negotiations, Company X submitted a revised proposal in July 2019 to acquire seven ModusLink facilities for $50 million. After additional negotiations, Company X submitted a further revised proposal in September 2019 to acquire 13 ModusLink facilities for $50 million, together with the assumption by Company X of 50% of the costs associated with shutting down ModusLink’s Waltham facility. Over the course of the following several months, negotiations continued regarding the purchase price and potential deal structure. The restrictions on travel due to the onset of the COVID-19 pandemic halted the negotiations in March 2020.

In October 2021, Company X contacted Steel Connect to restart discussions regarding a potential transaction involving ModusLink. In November 2021, Company X submitted an indication of interest to Steel Connect, seeking to acquire 100% of ModusLink for a purchase price of $70 million. The indication of interest was unclear, however, as to whether the approximately $20 million of cash and cash equivalents of ModusLink would be treated as excess cash, which potentially would represent an overall implied equity value of $90 million.

In March 2022, Company X provided an updated indication of interest, proposing a purchase price for ModusLink of $80 million (inclusive of cash on the balance sheet). Steel Connect made a counter proposal of $90 million to Company X for the purchase of ModusLink, but Company X ultimately withdrew its updated indication of interest and discussions terminated. Other outreach efforts by Steel Connect during this time had not resulted in any interest on the part of any of the parties contacted. Houlihan Lokey Capital, Inc. (“Houlihan Lokey”), the independent financial advisor to the Special Committee, contacted Company X during the go-shop period (discussed below), but Company X indicated that it was not interested in pursuing any transaction with Steel Connect.

Q:	What did Steel Connect do to seek other offers or proposals that constitute or could reasonably be expected to lead to a Takeover Proposal (as defined in the Merger Agreement)?

A:	The “go-shop” period under the Merger Agreement, which permitted Steel Connect to actively solicit and consider alternative acquisition proposals and enter into a superior proposal without being required to pay any termination fee to Steel Partners, expired on July 12, 2022 at 11:59 p.m. During the “go-shop” period, Houlihan Lokey contacted and/or held discussions with 33 third-parties to gauge their interest in pursuing a potential transaction with Steel Connect. Of these 33 parties, 27 formally passed and five parties did not respond to the outreach. One party that had previously expressed interest in ModusLink in 2019 as a part of the sale process for ModusLink, did not formally pass, but indicated that they were unlikely to submit a proposal before the expiry of the go-shop period, and there has been no communication between the Special Committee (or Houlihan Lokey) and that party’s representatives since the go-shop period expired on July 12, 2022.

The results of the go-shop process are consistent with Steel Partners’ and Steel Connect’s belief that Steel Connect’s NOLs have little or no value in a sale of Steel Connect to a third party.

Q:	How much cash does Steel Connect have on hand?

A:	As of August 19, 2022, Steel Connect had cash on hand of approximately $32 million, and ModusLink had cash on hand of approximately $25 million, the majority of which is needed to run the day-to-day business of ModusLink.

Q:	What effect will the proposed Merger have on Steel Connect’s outstanding preferred stock that is held by Steel Partners?

A:	Each share of Series C Preferred Stock issued and outstanding immediately prior to the effective time of the Merger will remain issued and outstanding.

At any time after December 15, 2022, each holder of Series C Preferred Stock will have the right to require Steel Connect to redeem all or any portion of its outstanding shares of Series C Preferred Stock in cash at a price per share equal to their liquidation preference as of the redemption date. As of July 31, 2022, there were 35,000 shares of Series C Preferred Stock outstanding, with a liquidation preference of $1,000 per share, for an aggregate liquidation preference of $35.0 million. All such shares of Series C Preferred Stock are held by a subsidiary of Steel Partners.

Q:	What effect will the proposed Merger have on Steel Connect’s outstanding 7.50% convertible senior note due March 1, 2024 (the “SPHG Note”)?

A:	At the effective time of the Merger, the SPHG Note will remain outstanding. On March 1, 2024, Steel Connect will be required to repay the holder the $14.9 million aggregate principal amount outstanding under the SPHG Note.

In addition, the holder of the SPHG Note has the right in connection with certain fundamental changes (as defined in the SPHG Note) to require Steel Connect to repurchase the note for cash at a repurchase price equal to 100% of the principal amount of the SPHG Note, plus accrued and unpaid interest thereon up to, but excluding, the repurchase date.

Q:	What are Steel Connect’s plans if it does not obtain the requisite votes needed to complete the Merger?

A:	If the Merger is not consummated for any reason, Steel Connect’s stockholders will not receive any cash payment for their shares of Common Stock in connection with the Merger or the ModusLink CVR. Instead, Steel Connect will remain a public company and the shares of Common Stock will continue to be listed and traded on Nasdaq.

Steel Connect may be required to pay the Expense Reimbursement, which is an amount up to a maximum of $1 million, and the Termination Fee equal to $1.5 million, if the Merger Agreement is terminated under certain specified circumstances.

If Steel Partners chooses to exercise its right, exercisable at any time after December 15, 2022, to require Steel Connect to redeem its outstanding shares of Series C Preferred Stock, we do not anticipate that Steel Connect will have sufficient cash to cover its ongoing expenses as a public company, which are estimated at approximately $5.6 million per year. In that case, Steel Connect would need to explore raising additional debt or equity capital and/or cost reductions to preserve liquidity and continue as a going concern. In addition, we expect that Steel Connect will need additional capital to repay the SPHG Note when it matures on March 1, 2024.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Steel Connect by Steel Partners. In connection with the proposed Merger, Steel Connect will file with the SEC and furnish to Steel Connect’s stockholders a proxy statement and other relevant documents. This communication does not constitute a solicitation of any vote or approval. BEFORE MAKING ANY VOTING DECISION, STEEL CONNECT’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.

Investors will be able to obtain a free copy of the proxy statement and other relevant documents filed by Steel Connect with the SEC at the SEC’s website at www.sec.gov. In addition, investors may obtain a free copy of the proxy statement and other relevant documents from Steel Connect’s website at www.steelconnectinc.com or by directing a request to Steel Connect, Inc., Attn: Chief Financial Officer, 2000 Midway Lane, Smyrna, Tennessee 37167 or by calling (914) 461-1276.

Participants in the Solicitation

Steel Connect and its directors, executive officers and certain other members of management and employees of Steel Connect may be deemed to be “participants” in the solicitation of proxies from the stockholders of Steel Connect in connection with the proposed Merger. Information regarding the interests of the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of Steel Connect in connection with the proposed Merger, which may be different than those of Steel Connect’s stockholders generally, are set forth in the proxy statement and the other relevant documents to be filed with the SEC. Stockholders can find information about Steel Connect and its directors and executive officers and their ownership of Steel Connect common stock in the proxy statement, and additional information about the ownership of Steel Connect common stock by Steel Connect’s directors and executive officers is included in their Forms 3, 4 and 5 filed with the SEC.